Exhibit 4.2

AFFILIATED MANAGERS GROUP, INC.

Fourth Supplemental Indenture

Dated as of March 20, 2024

6.750% Junior Subordinated Notes due 2064

(Fourth Supplement to the Junior Subordinated Notes Indenture Dated as of March 27, 2019)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 20, 2024, between Affiliated Managers Group, Inc., a Delaware corporation (herein called the “Company”), having its principal executive offices at 777 South Flagler Drive, West Palm Beach, Florida, 33401, and U.S. Bank Trust Company, National Association, a national banking association, as Trustee (herein called the “Trustee”).

RECITALS:

WHEREAS, the Company executed and delivered to the Trustee a Junior Subordinated Notes Indenture, dated as of March 27, 2019 (the “Base Indenture”), providing for the issuance from time to time of the Company’s junior subordinated debt securities (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 10.1(9) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities without notice to or consent of any Holder of any Securities;

WHEREAS, Section 2.1(b) of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to Sections 2.1 and 2.3 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Fourth Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been performed and filled;

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Securities established by this Fourth Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. Relation to Base Indenture. This Fourth Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified through this Fourth Supplemental Indenture, shall apply to the series of Securities established by this Fourth Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02. Definitions. For all purposes of this Fourth Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned hereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Fourth Supplemental Indenture:

(a) Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Fourth Supplemental Indenture;

(b) The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c) The terms defined in this Section 1.02(c) have the meanings assigned to them in this Section and include the plural as well as the singular.

“Additional Interest” has the meaning set forth in Section 2.03.

“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.

“Depository” has the meaning set forth in Section 2.01(c).

“Indenture” means the Base Indenture, as supplemented by this Fourth Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 2.02(a).

“Maturity Date” means March 30, 2064.

“Notes” has the meaning set forth in Section 2.01(a).

“Optional Deferral Period” has the meaning set forth in Section 2.03.

“Original Issue Date” means March 20, 2024.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time the Notes would have been assigned that level of equity credit by that rating agency or its predecessor upon the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor upon the initial issuance of the Notes.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for the redemption of such Note by or pursuant to this Fourth Supplemental Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Fourth Supplemental Indenture.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the Business Day immediately preceding such Interest Payment Date in respect of any Notes issued in the form of one or more Global Securities or (ii) on the 15th calendar day preceding such Interest Payment Date in respect of any Notes issued in the form of definitive Note (whether or not a Business Day).

“Securities Rate” has the meaning set forth in Section 2.02.

“Tax Event” means that the Company shall have received an opinion of counsel experienced in tax matters to the effect that, as a result of:

(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b) an Administrative Action;

(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d) a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the subsidiaries of the Company, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the Original Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

ARTICLE II

General Terms and Conditions of the Notes

Section 2.01. Terms of Notes. Pursuant to Sections 2.1 and 2.3 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities shall be known and designated, as applicable, as the “6.750% Junior Subordinated Notes due 2064” (the “Notes”) of the Company. The CUSIP number of the Notes is 008252 827 and the ISIN number of the Notes is US0082528276.

(b) Principal Amount. The aggregate principal amount of the Notes shall initially be $450,000,000. The Company may at any time issue additional securities under the Indenture in unlimited amounts having the same terms (except for the issue date, issue price and, in some cases, the first interest accrual date and first interest payment date) as the Notes (except as otherwise provided in the Indenture) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company will use a separate CUSIP for any such additional securities that are not fungible with the original Notes for U.S. federal income tax purposes. Any such additional securities shall, together with the outstanding Notes, constitute a single series of debt securities under the Indenture.

(c) Form and Denominations. The Notes will be issued only in fully registered form, and the authorized minimum denominations of the Notes shall be $25 and integral multiples of $25 in excess thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the Officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee, duly executed by the Company, and, upon receipt of a Company Order, authenticated by the Trustee. In limited circumstances, the Notes may be represented by notes in certificated form. The Notes will be denominated in U.S. Dollars and payments of principal and interest will be made in U.S. Dollars.

(d) Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

(e) Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the Officer executing the same.

(f) Security Registrar, Paying Agent and Place of Payment. The Company hereby appoints U.S. Bank Trust Company, National Association as Security Registrar and Paying Agent with respect to the Notes. The Notes may be surrendered for registration of transfer and for exchange at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company for such purpose. The place of payment for the Notes shall be the Corporate Trust Office of the Trustee.

(g) Subordination. The subordination provisions of the Base Indenture, including the provisions contained in Article XII and the definition of “Senior Indebtedness” set forth in Section 1.1, shall apply to the Notes.

(h) Defeasance. The Notes shall be defeasible pursuant to both Sections 11.3 and 11.4 of the Base Indenture, and the provisions of Article XI of the Base Indenture shall apply to the Notes.

Section 2.02. Payment of Principal and Interest.

(a) The principal of the Notes shall be due on the Maturity Date (unless earlier redeemed). The unpaid principal amount of the Notes shall bear interest at the rate of 6.750% per annum (the “Securities Rate”) from the Original Issue Date. Subject to Section 2.03, interest on the Notes shall be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning June 30, 2024 (each such date, an “Interest Payment Date”), to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(b) Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

Section 2.03. Deferral of Interest Payments.

(a) The Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes by extending the interest payment period for up to 20 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Maturity Date or end on a day other than an Interest Payment Date. Any deferred interest on the Notes will accrue additional interest at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest shall be due and payable on the Notes until the end of an Optional Deferral Period, except upon a redemption of the Notes during such Optional Deferral Period.

(b) Prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 20 consecutive quarterly periods at any one time or extend beyond the Maturity Date. Upon the termination of any Optional Deferral Period or on any Redemption Date, the Company shall pay all interest accrued and unpaid on the Notes, including any Additional Interest, (i) to the Person in whose name the Notes are registered on the Regular Record Date for such

Interest Payment Date; provided that interest accrued and unpaid on the Notes, including any Additional Interest, payable at the Maturity Date or on any Redemption Date will be paid to the Person to whom principal is payable, or (ii) to the Person entitled to receive the Redemption Price in accordance with Article III of the Base Indenture. Once the Company pays all interest accrued and unpaid on the Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Notes as described above.

(c) During an Optional Deferral Period, subject to Section 2.03(d), the Company shall not (i) declare or pay any dividend or make any distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock, or (ii) make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally (“pari passu securities”) or junior (“junior securities”), in each case, in right of payment to the Notes.

(d) Section 2.03(c) shall not restrict:

(i) any of the actions described in Section 2.03(c) resulting from any reclassification of the Company’s Capital Stock or the exchange or conversion of one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock,

(ii) the purchase of fractional interests in shares of the Company’s Capital Stock pursuant to an acquisition or the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,

(iii) dividends, payments or distributions payable in shares of Capital Stock or warrants, options or rights to acquire the Company’s Capital Stock,

(iv) redemptions, purchases or other acquisitions of shares of Capital Stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan,

(v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto,

(vi) redemptions, purchases or other acquisitions of shares of Capital Stock in connection with the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Optional Deferral Period,

(vii) (x) any payment of current or deferred interest (or setting aside a sum sufficient for the payment thereof) on any pari passu securities that is made pro rata to the amounts due on such pari passu securities and the Notes and (y) any payment of principal or current or deferred interest on pari passu securities that, if not made, would cause the Company to breach the terms of the instrument governing such pari passu securities,

(viii) the payment of any dividend or distribution on the Company’s Capital Stock within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Indenture on the date of declaration,

(ix) any exchange, redemption, repayment, repurchase or conversion of any of the Company’s indebtedness that ranks equal to or junior in right of payment with the Notes for (x) any class or series of the Company’s Capital Stock, (y) warrants, options or rights to acquire the Company’s Capital Stock, other than any convertible debt, or (z) evidences of indebtedness or other obligations of the Company that rank equal to or junior in right of payment with the Notes, including any such indebtedness convertible into the Company’s Capital Stock, or

(x) the redemption of pari passu securities or junior securities within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Indenture.

(e) The Company shall provide written notice of its selection or extension of an Optional Deferral Period to a Responsible Officer of the Trustee at least 10 Business Days and not more than 60 Business Days prior to the earlier of (i) the next applicable Interest Payment Date or (ii) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company shall deliver to the Trustee an Officer’s Certificate stating whether or not a Default or Event of Default shall have occurred and be continuing. Subject to the delivery of the Officer’s Certificate described in the immediately preceding sentence, the Trustee shall forward such written notice promptly to the Holders of the Notes as provided in Section 1.6 of the Base Indenture.

Section 2.04. Redemption at the Company’s Option.

(a) At any time and from time to time on or after March 30, 2029, the Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 10 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Notes being redeemed to, but excluding, the Redemption Date.

(b) At any time prior to March 30, 2029, the Company may redeem the Notes, in whole but not in part, upon not less than 10 nor more than 60 days’ notice following the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to, but excluding, the Redemption Date.

(c) At any time prior to March 30, 2029, the Company may redeem the Notes, in whole but not in part, upon not less than 10 nor more than 60 days’ notice, given within the 90 days after the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to, but excluding, the Redemption Date.

(d) In the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof.

(e) Notice of redemption shall be given as provided in Section 3.4 of the Base Indenture.

(f) Any redemption of less than all of the Notes shall, with respect to the principal thereof, be divisible by $25.

Section 2.05. Events of Default.

(a) For the benefit of the Holders of the Notes and for purposes of this Fourth Supplemental Indenture only, Section 7.1 of the Base Indenture shall be amended and restated in its entirety as follows:

“Section 7.1. Events of Default

“Event of Default”, wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or occasioned by the operation of Article XII of the Base Indenture):

(1) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(2) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

With respect to the Notes, and for purposes of this Section 7.1, the term “Default” means the following events: (a) default in the payment of any interest upon any of the Notes when due and payable on an Interest Payment Date other than at Maturity, including Additional Interest in respect thereof, and continuance of such default for a period of 30 days; provided, however, that a valid extension of the interest payment period by the Company pursuant to the terms of the Indenture shall not constitute a default in the payment of interest for this purpose, (b) default in the payment of the principal of (or premium, if any), or interest (including Additional Interest) on, the Notes when due and payable at Maturity or earlier redemption or (c) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is addressed in clause (a) or (b) of this paragraph), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Default” hereunder.

Upon the occurrence and continuance of a Default, the Trustee and the Holders of the Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued and unpaid interest (including Additional Interest) on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Notes; provided, further, that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, in respect of the rights and powers vested in it by the Indenture, the same degree of care as a prudent Person would exercise in the conduct of such Person’s own affairs, unless an Event of Default has occurred and is continuing.

If there occurs a Default specified in clauses (a) or (b) of the second preceding paragraph, the Trustee may or, if directed by the Holders of a majority in principal amount of the Notes then outstanding, shall, subject to the provisions of the Indenture, demand payment of the amount then due and payable and may institute judicial proceedings for the collection of such amount if the Company fails to make payment thereof upon demand.

The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Notes in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 7.12 of the Base Indenture; provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 7.1 of the Base Indenture that may occur with respect to the Notes. In connection with any such exercise of remedies, the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such Default were an Event of Default.

Subject to the provisions of Section 8.3(i) of the Base Indenture, the Trustee shall not be deemed to have knowledge of an Event of Default hereunder unless a Responsible Officer of the Trustee has received written notice thereof.”

(b) For the benefit of the Holders of the Notes and for purposes of this Fourth Supplemental Indenture only, Section 7.2 of the Base Indenture shall be amended and restated in its entirety as follows:

“Section 7.2. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default occurs, the principal of and accrued and unpaid interest (including Additional Interest) on the Notes shall be immediately due and payable without declaration or other act on the part of the Trustee or any Holder of the Notes.”

Section 2.06. Officer. For purposes of this Fourth Supplemental Indenture and all supplemental indentures subsequent to the date of the Fourth Supplemental Indenture, the defined term “Officer” in Section 1.1 of the Base Indenture shall be amended and restated in its entirety as follows:

““Officer” shall mean any of the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Chief Administrative Officer, the Secretary, an Executive Vice President, a Senior Vice President or a Vice President or Managing Director (or the equivalent thereof) of the Company.”

Section 2.07. Supplemental Indentures.

As referenced in Section 10.1(15) of the Base Indenture, without the consent of or notice to any Holders, the Company and the Trustee (at the direction of the Company) at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture (including any related opinions, certificates and ancillary documents), in form reasonably satisfactory to the Trustee, to conform the terms of the Base Indenture, this Fourth Supplemental Indenture or the Notes to the description thereof in the Company’s prospectus supplement dated March 14, 2024 relating to the Notes.

ARTICLE III

Miscellaneous

Section 3.01. Relationship to Existing Base Indenture. This Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended through this Fourth Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended through this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.02. Modification of the Existing Base Indenture. Except as expressly modified through this Fourth Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 3.03. Governing Law. This instrument shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.04. Counterparts and Electronic Signatures. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Fourth Supplemental Indenture or in any other certificate, agreement or document related to this Fourth Supplemental Indenture or the Notes shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 3.05. Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

Section 3.06. Agreement by Holders to Certain Tax Treatment. Each Holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for U.S. federal, state and local tax purposes.

Section 3.07. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY, AND EACH HOLDER OF THE NOTES BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN A LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE SECURITIES OF THE TRANSACTION CONTEMPLATED BY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Kavita Padiyar
	Name:	Kavita Padiyar
	Title:	Managing Director, Chief Corporate Counsel, and Corporate Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David W. Doucette
Name: David W. Doucette
Title: Vice President

1

Annex A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF THE DEPOSITORY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE AND IN PART FOR SECURITIES IN DEFINITIVE FORM, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AFFILIATED MANAGERS GROUP, INC.

6.750% Junior Subordinated Notes due 2064

No. [•]	CUSIP NO. [•]
$[•]	ISIN: [•]

Affiliated Managers Group, Inc., a corporation duly incorporated and subsisting under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] million U.S. Dollars (U.S. $[•]) on March 30, 2064 and to pay interest thereon from March 20, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on March 30, June 30, September 30 and December 30 in each year, commencing June 30, 2024, at the rate of 6.750% per annum, until the principal hereof is paid or made available for payment.

The Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes in accordance with Section 2.03 of the Fourth Supplemental Indenture (as defined on the reverse of this Note).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date. Except as otherwise provided in the Indenture (as defined on the reverse of this Note), any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series shall be listed, and upon such notice as may be required by any such exchange, as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the Corporate Trust Office of the Trustee maintained for that purpose, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

The indebtedness evidenced by this Note, including the principal hereof and interest (including Additional Interest) hereon, is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of the Notes, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder of the Notes, by accepting the same, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

Date:

[Signature Page to Global Note]

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Date:

[Signature Page to Global Note]

[Form of Reverse of Note]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under a Junior Subordinated Notes Indenture, dated as of March 27, 2019 (herein called the “Base Indenture”), as supplemented through a Fourth Supplemental Indenture, dated as of March 20, 2024 (herein called the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $450,000,000. The Company may at any time issue other debt securities under the Indenture. The Company may at any time issue additional securities under the Indenture in unlimited amounts having the same terms (except for the issue date, issue price and, in some cases, the first interest accrual date and first interest payment date) as the Notes (except as otherwise provided in the Indenture) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company will use a separate CUSIP for any such additional securities that are not fungible with the original Notes for U.S. federal income tax purposes. Any such additional securities shall, together with the outstanding Notes, constitute a single series of debt securities under the Indenture.

At any time and from time to time on or after March 30, 2029, the Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 10 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Notes being redeemed to, but excluding, the Redemption Date.

At any time prior to March 30, 2029, the Company may redeem the Notes, in whole but not in part, upon not less than 10 nor more than 60 days’ notice following the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to, but excluding, the Redemption Date.

At any time prior to March 30, 2029, the Company may redeem the Notes, in whole but not in part, upon not less than 10 nor more than 60 days’ notice, given within the 90 days after the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to, but excluding, the Redemption Date.

The Indenture contains provisions for defeasance at any time of all payment and other obligations under the Indenture and certain restrictive covenants in the Indenture, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes occurs, the principal of the Notes and accrued and unpaid interest (including Additional Interest) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder of the Notes, become immediately due and payable as provided in the Indenture. Holders of Notes shall have no right to declare the principal of the Notes to be due and payable immediately, and there shall be no right of acceleration of principal and accrued but unpaid interest (including Additional Interest) on the Notes in the case of any Default.

The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, herein prescribed, subject to the Company’s option to defer interest payments in accordance with Section 2.03 of the Fourth Supplemental Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Registrar’s books, upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form in minimum denominations of $25 and integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company, the Trustee or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith other than in the case of certain exchanges as provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.